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                 March 31, 2023

       Gary Vogel
       Chief Executive Officer
       Eagle Bulk Shipping Inc.
       300 First Stamford Place, 5th Floor
       Stamford, CT 06902

                                                        Re: Eagle Bulk Shipping
Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed March 24,
2023
                                                            File No. 333-270841

       Dear Gary Vogel:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

              Please contact Cheryl Brown, Staff Attorney, at (202) 551-3905 or Mitchell Austin,
       Acting Legal Branch Chief, at (202) 551-3574 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Energy & Transportation
       cc:                                              John Patrick Clayton